EXHIBIT 99.1

Kevin Bostick Joins DHI Group, Inc. as Chief Financial Officer
Accomplished financial leader with experience driving growth-based strategies to oversee overall financial operations

New York, New York, December 13, 2019 – DHI Group, Inc. (NYSE: DHX) (“DHI” or “The Company”) announced today Kevin Bostick has joined as Chief Financial Officer. Effective Monday, December 16th, Mr. Bostick will have overall responsibility for the financial organization, including financial planning, accounting, financial reporting, investor relations, treasury, internal audit and tax.
“Kevin’s demonstrated track record leading companies through growth initiatives, coupled with his strong history delivering operational improvements, will serve DHI well in meeting our strategic and financial goals,” said Art Zeile, Chief Executive Officer. “Kevin’s experience working with technology firms is ideal for our organization as we continue to execute our tech-focused strategy.”
Mr. Bostick most recently served as partner and CFO of Level 5 Capital Partners, accelerating the acquisition strategy and raising capital for the owner and operator of fitness franchises throughout Denver and Michigan. Mr. Bostick has a long career of serving as Chief Financial Officer for a number of companies in Denver including 365 Data Centers (where he was also president), Elevation DC, Local Insight Media and New Global Telecom.
The Company also announced Luc Grégoire, who has served as CFO since November 2016, is leaving the Company by mutual agreement. Mr. Grégoire will continue to be employed by the Company in an advisory capacity during the transition through February 2020.
“Luc was immensely important in providing financial leadership overseeing the divestiture of brands and building out a strong investor relations program, while also serving as a steady partner for me when I joined the Company. I thank Luc for his many contributions to DHI and wish him all the success in the future,” said Mr. Zeile.
“I look forward to joining DHI at a time when the Company is at an important inflection point for growth, as I believe my background of successfully leading companies through the complete investment lifecycle will continue this momentum and deliver results for shareholders,” said Kevin Bostick.
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Investor Contact
MKR Investor Relations
212-448-4181
ir@dhigroupinc.com
Media Contact
Rachel Ceccarelli
Director of Corporate Communications
212-448-8288
media@dhigroupinc.com
About DHI Group, Inc.
DHI Group, Inc. (NYSE: DHX) is a leading provider of data, insights and employment connections through our specialized services for technology professionals and other select online communities. Our mission is to empower technology professionals and organizations that hire them to compete and win through expert insights and relevant employment connections. Employers and recruiters use our websites and services to source, hire and connect with the most qualified and highly-skilled technology professionals, while professionals use our websites and services to find ideal employment opportunities, relevant job advice and tailored career-related data. For over 25 years, we have built our Company on providing employers and professionals with career connections, news, tools and information. Today, we serve multiple markets in North America, Europe, the Middle East and the Asia Pacific region. Find out more at www.dhigroupinc.com.